EXHIBIT 21.1
Subsidiaries of United America Indemnity, Ltd.

Name	State/Country of Domicile
Wind River Reinsurance Company, Ltd.	Bermuda
U.A.I. (Luxembourg) I S.à r.l.	Luxembourg
U.A.I. (Luxembourg) II S.à r.l.	Luxembourg
U.A.I. (Luxembourg) III S.à r.l.	Luxembourg
U.A.I. (Luxembourg) IV S.à r.l.	Luxembourg
U.A.I. (Luxembourg) Investment S.à r.l.	Luxembourg
Wind River (Luxembourg) S.à r.l.	Luxembourg
U.A.I. (Ireland) Limited	Ireland
United America Indemnity Group, Inc.	Delaware
American Insurance Service, Inc.	Pennsylvania
United National Insurance Company	Pennsylvania
Diamond State Insurance Company	Indiana
United National Specialty Insurance Company	Wisconsin
United National Casualty Insurance Company	Indiana
J.H. Ferguson & Associates, LLC	Illinois
International Underwriters, LLC	Pennsylvania
American Insurance Adjustment Agency, Inc.	Pennsylvania
Emerald Insurance Company	Pennsylvania
United National Group Capital Trust I	Delaware
United National Group Capital Statutory Trust II	Connecticut
Penn Independent Corporation	Pennsylvania
Penn-America Group, Inc	Pennsylvania
Penn-America Insurance Company	Pennsylvania
Penn-Star Insurance Company	Pennsylvania
Penn-Patriot Insurance Company	Virginia
Penn-America Statutory Trust I	Connecticut
Penn-America Statutory Trust II	Connecticut
Penn Oceanic Insurance Company, Ltd.	Barbados
PIC Holdings, Inc.	Delaware
Penn Independent Financial Services, Inc.	Delaware
Penn Independent Insurance Agency, Inc.	Virginia
Penn Independent Risk Services, Inc.	Delaware
Penn Independent Underwriting Agency, Inc.	Pennsylvania
Penn Independent Pittsburgh, Inc.	Pennsylvania
Penn Independent of New Jersey, Inc.	New Jersey
Penn Independent West Virginia, Inc.	West Virginia
Penn Independent Residential, Inc.	Pennsylvania